Exhibit 4.(c)8

Code of Ethics for Senior Financial Officers
As of April 1, 2008

Lumenis Ltd.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

This Code of Ethics for Senior Financial Officers for Lumenis Ltd. supplements the Lumenis "Business Conduct Policy”.

This Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, principal financial officers, principal accounting officers or controllers, or persons performing similar functions of Lumenis Ltd, who shall:

1.	Recognize that Lumenis strives to adhere to the principles of honesty, transparency, integrity, and ethical behavior, and to uphold legal principles in its course of business, in order to ensure proper conduct by its employees and to maintain an ethical business culture which protects investors’ confidence and interests in the financial markets.

2.	Be aware that in order to achieve these goals, each officer in Lumenis shall adhere to and promote the principles set forth herein, which principles shall govern all professional conduct related to the Company.

3.	Act with honesty and integrity, and comply with the provisions of the Business Conduct Policy.

4.	Avoid actual or apparent conflicts of interest in personal and professional relationships as follows:

a)	All decisions shall be made keeping in mind the best interests of Lumenis, and not for the purpose of any personal gain.

b)	All officers and members of their immediate family shall not obtain a financial interest in, or be employed by, any entity doing business with Lumenis, if the interest or employment could cause any conflict of interest with the performance of one’s duties.

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c)	All officers and members of their immediate family shall not accept gifts or favors that can lead to a direct or implied obligation to, or dependence on, any Lumenis competitor, supplier or customer, unless acceptance of the gift has been previously approved by Lumenis Chief Financial Officer or the Audit Committee or is of a deminimus value (e.g., $100 or less in value).

d)	All officers and members of their immediate family shall not grant gifts or favors that may cause a situation of obligation or dependence between them and any competitor, supplier or customer of Lumenis.

e)	An officer shall not offer or accept, or cause anyone else to offer or accept any bribe, preference, favoritism, rebate, commission or other illegal payment.

f)	An officer shall not disclose to any third party any confidential or non-public information regarding Lumenis except when disclosure is authorized or one is otherwise legally obligated to disclose such information.

5.	Make full, fair, accurate, timely and understandable disclosure, and provide all other information relevant to proper disclosure, in reports and documents that Lumenis files or submits to any governmental agency, self-regulatory agency, or the public.

6.	Act in good faith, with responsibility and diligence, and shall not make any false statement, entry or deliberate misrepresentation regarding Lumenis.

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7.	Shall respect and make responsible and proper use of Lumenis’ property, assets and resources employed by or entrusted with you.

8.	Comply with applicable laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies, and avoid even the mere appearance of violating such laws, rules or regulations, or this Code of Ethics, including the Business Conduct Policy.

9.	Comply with the law even if it conflicts with this Code of Ethics or other company policy; however, if a local custom or policy conflicts with this Code of Ethics, one must comply with this Code.

10.	Implement and promote ethical behavior and principles among your fellow colleagues in your work environment and community.

11.	Promptly report and disclose to the Internal Auditor, your manager or the Audit Committee any violation of this Code of Ethics or any other ethical standard, including actual or apparent conflicts of interest with Lumenis as covered in section 4 of this Code.

12.	Be held accountable for adhering to this Code of Ethics and that failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or Lumenis.

13.	Undertake to comply and fulfill the provisions of the Business Conduct Policy and other policies that are adopted by Lumenis .

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